Exhibit 99.1

Press Release www.shire.com

Director/PDMR Share Dealings

February 3, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that it was notified today that deferred American Depositary Shares (“ADSs”) granted to Ginger Gregory, a Person Discharging Managerial Responsibilities, were automatically released today in accordance with the terms of a deferred share award granted in February 2014. One ADS is equal to three Ordinary shares of 5 pence each in the Company.

The number of ADSs released and the number that lapsed are as follows:

ADSs Released(1)	ADSs Lapsed(2)
3,149	1,607

(1)	In accordance with the terms of the deferred share award, upon vesting the deferred ADSs were increased by an amount equivalent to the value of dividends paid by the Company in respect of the deferred ADSs from the date of grant to the date of vesting.

(2)	The number of ADSs lapsed is equivalent in value to Ms. Gregory’s tax liability resulting from the release of the deferred ADSs.

No amount was payable by Ms. Gregory on release.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations

Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX